SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STEINER LEISURE LIMITED
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NOT APPLICABLE
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STEINER LEISURE LIMITED

April 30, 2002

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida on Friday, June 7, 2002, at 10:00 a.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you decide to attend the annual meeting and vote in person, you will still, of course, have that opportunity.

Sincerely, /s/ Clive E. Warshaw Clive E. Warshaw Chairman of the Board

STEINER LEISURE LIMITED
_____________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2002
_____________________________

To the Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited will be held at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida on June 7, 2002, at 10:00 a.m. local time for the following purposes:

1. To elect three Class III directors, each to serve for a term of three years and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 25, 2002 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof.

By Order of the Board of Directors
Carl S. St. Philip, Jr. Secretary

April 30, 2002

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JUNE 7, 2002 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

STEINER LEISURE LIMITED
SUITE 104A
SAFFREY SQUARE
NASSAU, THE BAHAMAS
_____________________________
PROXY STATEMENT
____________________________

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Steiner Leisure Limited, a Bahamas international business company (the "Company"), in connection with the solicitation of proxies by the Company's board of directors ("Board of Directors") from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Friday, June 7, 2002, at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida at 10:00 a.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 25, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had 15,928,673 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, shares represented by proxy will be voted "for" the election, as directors of the Company, of the three nominees named in the proxy to serve until the 2005 annual meeting of shareholders and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are being mailed to Company shareholders on or about April 30, 2002.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Carl S. St. Philip, Jr., Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." In the election of directors, withholding the vote as to all or specific nominees, which is the equivalent of abstaining, will have no effect on the outcome, since an abstention is not a vote cast.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote, and (ii) the broker or nominee does not have discretionary voting power on such matter. In the case of a broker non-vote, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter.

PROPOSAL 1 -- ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is six. In accordance with the Articles, the Board of Directors of the Company consists of three classes: Class I, Class II and Class III, consisting of one, two and three directors, respectively. One of the three classes is elected each year to succeed the directors or director, as the case may be, whose terms are expiring. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that date, they have resigned or otherwise left office. The Class III directors are to be elected at the Annual Meeting, the Class I director is to be elected at the 2003 annual meeting of shareholders and the Class II directors are to be elected at the 2004 annual meeting of shareholders.

At the Annual Meeting, the Class III directors are to be elected to the board to serve until the annual meeting of shareholders to be held in 2005. The nominees for election at the Annual Meeting are presently directors of the Company. If a nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been nominated for election or elected, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since

Class III Directors to Hold Office Until 2005
Leonard Fluxman	44	President and Chief Executive Officer and Director	1995
Michele Steiner Warshaw	56	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	50	Director	1997
Class I Directors Holding Office Until 2003
Clive E. Warshaw	60	Chairman of the Board	1995
Class II Directors to Hold Office Until 2004
Charles D. Finkelstein	50	Director	1997
Jonathan D. Mariner	47	Director	1997

Leonard Fluxman has served as President and Chief Executive Officer of the Company since January 2001, and as a director since November 1995. From January 1999 until December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"). Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Michele Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. Ms. Warshaw held a variety of positions with Steiner Group Limited, the Company's predecessor, now known as STGR Limited ("Steiner Group"), from 1967 until November 1995, including assisting in the design and development of shipboard facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant. Since March 1997, he has also served as Chairman of the Board of The 203 Group, L.C., an entity formed to engage in marketing and advertising services that is currently inactive. From 1974 through February 1997, Mr. Preston was with Arthur Andersen LLP ("Arthur Andersen"), including, from September 1985, as a tax partner. Since 1995, Arthur Andersen has provided tax advice to the Company and has served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston provides consulting services to the Company from time to time. Mr. Preston is a resident of the United States.

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 to December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined Steiner Group in 1982 and served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michele Steiner Warshaw.

Charles D. Finkelstein has served as a director of the Company since February 1997. Since 1985, he served as General Counsel, Secretary and a director of Faber Coe & Gregg, Inc., which operates shops offering gifts, sundries and newspapers and other publications in airports, train stations, hotels and other venues in various parts of the United States. Mr. Finkelstein is a resident of the United States.

Jonathan D. Mariner has served as a director of the Company since February 1997. Since March 2002, he has served as Senior Vice President and Chief Financial Officer of Major League Baseball. From October 2000 until March 2002, he served as Chief Operating Officer of Charter Schools, USA, Inc. From November 1999 until September 2000, he served as Executive Vice President and Chief Financial Officer of the Florida Marlins Major League Baseball Club. He had been Senior Vice President and Chief Financial Officer, and Vice President and Chief Financial Officer from January 1999 and February 1992, respectively. From February 2000 to September 2000, he served as President of Marlins Ballpark Development, L.L.C. From February 1989 until February 1992, Mr. Mariner served as Vice President, Finance and Administration, for the Greater Miami Convention and Visitors Bureau. Mr. Mariner is a resident of the United States.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF LEONARD I. FLUXMAN, MICHELE STEINER WARSHAW AND STEVEN J. PRESTON AS THE CLASS III DIRECTORS.

Meetings and Committees of the Board of Directors

The Company's Board of Directors met eight times in 2001.

The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or any committee performing similar functions. The full Board of Directors is involved in the consideration and nomination of candidates to serve on the board. Both the Audit Committee and the Compensation Committee consist of the Company's outside directors, Messrs. Finkelstein, Mariner and Preston. Mr. Preston serves as Chairman of the Audit Committee and Mr. Mariner serves as Chairman of the Compensation Committee.

The Audit Committee is responsible for reviewing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's Securities and Exchange Commission filings. The report of the Audit Committee appears below under "Audit Committee Report." The Audit Committee met five times during 2001.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation. It is also responsible for administering the Company's Amended and Restated 1996 Share Option and Incentive Plan (the "Option Plan"). The Compensation Committee met eight times during 2001.

In 2001, each of the Board members attended at least 75% of the aggregate number of Board meetings and meetings of the committees of which he was a member.

Compensation of Directors

Messrs. Warshaw and Fluxman and Ms. Warshaw receive no compensation for serving on the board except for reimbursement of reasonable expenses incurred in connection with their attendance at board meetings, which all directors are entitled to receive. Under the Company's Non-Employee Directors' Share Option Plan (the "Directors' Plan"), each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") receives an annual award of ten-year options to purchase 5,000 Common Shares at an exercise price per share equal to the closing price of the Common Shares on the date of grant. The option exercise price is payable either in cash or by surrender of Common Shares having a fair market value equal to the option exercise price. In addition, Messrs. Preston and Mariner, as Chairman of each board committee, each receives an additional annual award of options to purchase 2,500 Common Shares. These options become exercisable commencing on the first anniversary of the date of grant, except that in the event of a change in control of the Company, the options are immediately exercisable. The Directors' Plan defines a "change in control" as including, among other things, (i) any change of control required to be reported on Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the acquisition, or the acquisition of the right to vote for the election of directors, of more than 20% of the Company's outstanding voting securities by a person or group without the prior approval of the Company's Board of Directors, (iii) during any period of 24 consecutive months, individuals who, at the beginning of such period, were directors of the Company, or individuals whose nomination or election was approved by a vote of 66 2/3% of such directors or directors previously so elected or nominated, ceasing for any reason to constitute a majority of the board or (iv) any person or group owning 20% or more of the Company's outstanding voting securities commencing to solicit proxies. Each Non-Employee Director also receives $800 for each meeting of the Board of Directors attended and $400 for each committee meeting attended, except for the Chairman of the committees, who receives $600 for each committee meeting he attends. Non-Employee Directors have been eligible to receive awards under the Option Plan, although no grants under that plan have been made to date to Non-Employee Directors.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members, each of whom is independent of the Company as defined by National Association of Securities Dealers' listing standards.

In March 2000, the Board of Directors adopted a charter for the Audit Committee. The charter specifies the scope of the Audit Committee's responsibilities.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent auditors the Company's audited consolidated financial statements for the year ending December 31, 2001. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Arthur Andersen LLP, the Company's outside auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) on (i) that firm's independence as required by the Independence Standards Board and (ii) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also has discussed with the independent auditors their independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the auditors.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Members of the Audit Committee:

Charles D. Finkelstein
Jonathan D. Mariner
Steven J. Preston, Chairman

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended ("Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report and the Performance Graph that follows that report shall not be incorporated by reference into any such filings.

Audit Fees

In connection with the December 31, 2001 audit, the Company paid Arthur Andersen approximately $170,000 for audit services (including quarterly reviews and statutory audits).

Other Fees Paid to Auditors

During the fiscal year ended December 31, 2001, the Company paid Arthur Andersen a total of approximately $694,000 for other services. Other services provided to the Company by Arthur Andersen included (i) domestic and international tax planning, consulting, due diligence and tax return preparation ($529,000), (ii) assistance with due diligence and SEC filings relating to the Company's acquisitions ($126,000), (iii) assistance with human resources matters ($6,000) and (iv) foreign legal and corporate assistance ($33,000). Arthur Andersen advised the Audit Committee that it did not believe its audit was impaired by its provision of such services, particularly in view of the relationship of the related fees to its annual revenues. As a result, Arthur Andersen confirmed that, as of December 31, 2001, it was an independent accountant with respect to the Company within the meaning of the Securities Act and the requirements of the Independence Standards Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities paid to, or earned by, the Chief Executive Officer of the Company and the four other highest paid executive officers (the "Named Executive Officers") with respect to the fiscal years ended December 31, 2001, 2000 and 1999.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options (#) (2)	All Other Compensation

Clive E. Warshaw	2001	$240,000	$60,000	$158,000(4)	25,000	--
Chairman of the Board (3)	2000	290,000	290,000	158,400(4)	--	--
	1999	390,000	390,000	--	63,800/4,000	--

Leonard Fluxman	2001	390,000	195,000	--	85,950	5,100(7)
President and Chief Executive	2000	314,000	314,000(6)	--	500,000	5,100(7)
Officer (5)	1999	280,667	280,667(6)	--	241,370/6,000	4,181(7)

Glenn Fusfield	2001	175,000	43,750	--	69,930	--
Chief Operating Officer (8)

Sean C. Harrington	2001	139,479	139,479	--	18,800	6,974(9)
Managing Director of Elemis	2000	139,694	139,694	--	69,750	7,287(9)
Limited (10)	1999	142,694	142,224	--	35,980	4,051(9)

Amanda Jane Francis	2001	138,806	69,405	--	19,120	4,453(7)
Senior Vice President -	2000	132,300	132,300	--	33,750	5,100(7)
Operations of Steiner	1999	126,000	126,000	--	58,990/1,000	4,181(7)
Transocean Limited

________________

  Except with respect to Mr. Warshaw, no other annual compensation for the Named Executive Officers is reflected because the aggregate values of the perquisites and other personal benefits received by each of the Named Executive Officers for the indicated years were less than the required threshold for disclosure (the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer).

  Where two amounts are shown, the first represents Common Shares, the second represents shares of common stock of Steiner Education Group, Inc. (the "SEG Stock"), a wholly-owned subsidiary of the Company ("SEG").

  Mr. Warshaw also served as Chief Executive Officer through December 31, 2000.

  Represents an allowance for travel and other expenses in connection with Mr. Warshaw's working with the Bahamas, United Kingdom and United States offices of the Company.

  Mr. Fluxman served as President and Chief Operating Officer from January 1, 1999 through December 31, 2000.

  Includes $30,000 deferred pursuant to a deferred compensation agreement between Mr. Fluxman and the Company.

  Represents the Company's contribution under its 401(k) plan.

  Mr. Fusfield commenced his employment with the Company in November 2000 and became Chief Operating Officer in January 2001.

  Consists of Company contributions to a private pension arrangement maintained on behalf of Mr. Harrington.

  Mr. Harrington's compensation during the years in question was paid in British Pounds. All such amounts are presented in U.S. Dollars based on the average exchange rate for the year in question.

Option Grants in 2001

The following table sets forth information regarding grants of options to purchase Common Shares during fiscal year 2001 to each of the Named Executive Officers. No share appreciation rights were granted during 2001.

COMMON SHARE OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2001 (%)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (2)

Clive E. Warshaw	25,000	2.00	$18.15	11/25/11	$300,750
Leonard I. Fluxman	85,950	8.10	18.15	11/25/11	1,033,979
Glenn Fusfield	41,000 28,930	3.86 2.73	15.00 18.15	10/7/11 11/25/11	406,310 348,028
Sean C. Harrington	18,800	1.77	18.15	11/25/11	226,164
Amanda Jane Francis	19,120	1.80	18.15	11/25/11	230,014

________________

(1) The options were granted pursuant to the Option Plan. See "Executive Compensation - Amended and Restated 1996 Share Option and Incentive Plan." All of the options vest and become exercisable in equal amounts over three years and have terms of ten years.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: (i) expected volatility of 75.2% (ii) risk-free rate of return of 6.0%, (iii) dividend yield of 0.0 and (iv) exercise term of 5 years. The actual value, if any, an executive officer may realize will depend on the excess of the share price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model.

Aggregate Option Exercises in 2001 and Year-End 2001 Option Values

The following table sets forth information regarding option exercises and the number and year-end value of unexercised options to purchase Common Shares held at December 31, 2001 by each of the Named Executive Officers. None of the options to purchase the SEG Stock has been exercised and none of those options was in the money at December 31, 2001.

			Number of Securities Underlying Unexercised Options At FY-End (#)	Value of Unexercised In-The-Money Options At FY-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable

Clive E. Warshaw	--	$--	372,098/46,267	$3,982,920/77,500
Leonard I. Fluxman	120,695	2,327,556	703,691/499,740	2,083,312/3,143,827
Glenn Fusfield	--	--	12,501/94,929	62,005/469,928
Sean C. Harrington	60,992	684,751	60,342/77,292	155,176/381,179
Amanda Jane Francis	29,634	569,802	71,905/43,254	257,559/256,357

________________

(1) The amounts set forth represent the difference between the $21.25 per share closing price at December 31, 2001 of the Common Shares issuable upon exercise of the options and the exercise price of the options, multiplied by the applicable number of shares issuable upon exercise of the options.

Employment Agreements

The Company has entered into employment agreements with the Named Executive Officers, as described below. All of the current agreements provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave the Company's employ; and (iii) the continuation of compensation payments to a disabled executive officer until such officer has been unable to perform the services required of him or her for an aggregate of six months in any 12 month period (180 consecutive days in Mr. Fluxman's agreement), an automobile allowance, life and disability insurance, payments upon death or disability, 401(k) or United Kingdom pension plan payments, as the case may be, and health insurance. The targeted earnings levels on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee.

Clive E. Warshaw. The Company has entered into a five-year employment agreement, effective as of January 1, 2002, with Clive E. Warshaw, Chairman of the Board. The agreement provides for an annual base salary of $25,000, and the issuance of 25,000 stock options per year.

Upon a change in control of the Company, Mr. Warshaw may terminate his agreement and be entitled to receive an amount equal to his then annual salary plus any due and unpaid car allowance payments and expense reimbursements. For the foregoing purposes, a "change in control" is deemed to occur if (i) all or substantially all of the assets of the Company are sold or otherwise disposed of or the Company is liquidated or dissolved or adopts a plan of liquidation; (ii) any transaction as a result of which a change in control would be required to be reported on Form 8-K under the Exchange Act; (iii) the acquisition of 20% or more of the Company's outstanding voting securities by a person or group; (iv) the acquisition by proxy or otherwise of the right to vote for the election of directors or for any other matter, more than 20% of the Company's outstanding securities; (v) during any period of 12 consecutive months, individuals who, at the beginning of such period, were directors of the Company, or individuals whose nomination or election was approved by a vote of 66 2/3% of such directors or directors previously so elected or nominated, ceasing for any reason to constitute at least 50% of the Board of Directors of the Company; or (vi) any person or group owning 20% or more of the Company's outstanding voting securities commences soliciting proxies.

Leonard Fluxman. In December 2000, the Company entered into a five-year employment agreement, effective as of January 1, 2001, with Leonard Fluxman, the effective date of Mr. Fluxman's becoming President and Chief Executive Officer of the Company. The agreement contained increases in Mr. Fluxman's base salary and potential bonuses as well as increased benefits compared to his prior employment agreement, which was to expire on December 31, 2000. The agreement provides for an annual base salary of not less than $390,000 per year. In addition, Mr. Fluxman is entitled to receive a bonus of 50% of his then base salary based on the attainment of 75% of the targeted earnings of the Company and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding its targeted earnings. The agreement also provides for payments to be used for the purchase of a disability insurance policy.

The agreement also provided for a grant, in December 2000, to Mr. Fluxman of a ten-year option to purchase 387,860 Common Shares, which option vests equally over three years (except as described below) and has an exercise price equal to the market price of the Common Shares on the date of grant ($13.69 per Common Share). That option vests immediately upon (i) Mr. Fluxman's death or disability, (ii) Mr. Fluxman's retirement, (iii) termination of Mr. Fluxman's employment without cause, (iv) Mr. Fluxman's termination of his employment for Good Reason (as defined below) and (v) upon a change of control. In addition, with respect to all options granted to Mr. Fluxman on or after the date of the agreement (the "Granted Options"), the exercise price thereof and all applicable withholding taxes may be paid in cash in an amount at least equal to the par value per share, with the remainder of the purchase price and all applicable withholding taxes being borrowed from the Company at an interest rate equal to the applicable federal rate as determined under the Internal Revenue Code of 1986, as amended (the "Code"). The principal amount of any such loan is required to be repaid on the fifth anniversary of the date on which the loan is made. The agreement also gives Mr. Fluxman the right, in specified circumstances, to require the Company to file with the Securities and Exchange Commission a registration statement covering the sale of any shares purchased pursuant to any Granted Options. With respect to the SEG Options granted to Mr. Fluxman, in the event that the SEG Stock is not registered under the Exchange Act, and not publicly traded at the time of the termination of Mr. Fluxman's employment with the Company for any reason, Mr. Fluxman would have the right to require the Company to purchase any shares of SEG Stock owned by Mr. Fluxman at the time of such termination for a purchase price equal to the then value of that stock.

In the event that the Company terminates Mr. Fluxman's agreement without cause or Mr. Fluxman terminates the agreement after certain adverse actions by the Company or within one year after a change in control of the Company (collectively, "Good Reason"), Mr. Fluxman will be entitled to receive from the Company an amount equal to the total of (i) any then unpaid accrued base salary, (ii) the then base salary with respect to a period equal to the longer of 12 months or the remainder of the term of the agreement, (iii) any incentive bonus then payable but unpaid and (iv) an amount equal to a deemed average bonus (which is based on the actual bonus paid to Mr. Fluxman for the then preceding three years) for each full year during the remainder of the term of the agreement and a ratable portion thereof for any partial year. Alternatively, in the event of a change in control, if an amount equal to 2.99 times Mr. Fluxman's "base amount" (within the meaning of the Code) is greater than the sum of the foregoing amounts, Mr. Fluxman would be entitled to receive such greater amount.

For the foregoing purposes, a "change in control" is deemed to occur if (i) all or substantially all of the assets of the Company are sold or otherwise disposed of or the Company is liquidated or dissolved or adopts a plan of liquidation; (ii) any transaction as a result of which a change in control would be required to be reported on Form 8-K under the Exchange Act; (iii) the acquisition of 20% or more of the Company's outstanding voting securities by a person or group; (iv) the acquisition by proxy or otherwise of the right to vote for the election of directors or for any other matter, more than 20% of the Company's outstanding securities; (v) during any period of 24 consecutive months, individuals who, at the beginning of such period, were directors of the Company, or individuals whose nomination or election was approved by a vote of 66 2/3% of such directors or directors previously so elected or nominated, ceasing for any reason to constitute at least 50% of the Board of Directors of the Company; or (vi) any person or group owning 20% or more of the Company's outstanding voting securities commences soliciting proxies.

In addition, the agreement provides that if Mr. Fluxman is required to pay, on or following a change of control, any excise tax pursuant to the Code, or any interest or penalties with respect to such excise tax, with respect to payments he receives from the Company (the "Payments"), the Company is required to pay to or on behalf of Mr. Fluxman an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Fluxman of all taxes imposed on the Gross-Up Payment, Mr. Fluxman retains an amount of the Gross-Up Payment that will be equal to the excise tax imposed upon the Payments.

The Company has also entered into a deferred compensation agreement with Mr. Fluxman, pursuant to which Mr. Fluxman may elect to defer annually a designated amount of his cash compensation. Such designated amounts are held in an account maintained by the Company, which would include earnings, if any, realized with respect to the funds in such account. All amounts in such account are the property of the Company until distributed to Mr. Fluxman upon the termination of his employment. Under an agreement between Mr. Fluxman and the Company, such amounts are invested pursuant to a life insurance policy for the benefit of Mr. Fluxman under which the Company pays the premiums and is entitled to receive an amount equal to the total of such premiums from Mr. Fluxman or out of the insurance policy's death benefit proceeds.

In the event that Mr. Fluxman's employment with the company is not renewed after completion of the term of the employment agreement on terms no less favorable to Mr. Fluxman and the terms of the agreement, Mr. Fluxman would be entitled to receive an amount equal to twice his then base salary.

Glenn Fusfield. In September 2000, as amended effective January 1, 2002, the Company entered into an employment agreement with Glenn Fusfield, who became Chief Operating Officer of the Company on January 1, 2001. That agreement terminates December 31, 2003. Under the agreement, Mr. Fusfield is entitled to receive an annual salary of not less than $225,000. In addition, Mr. Fusfield is entitled to receive a bonus of 50% of his then base salary based on the attainment of 75% of the targeted earnings of the Company and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding its targeted earnings. Under the agreement, Mr. Fusfield was granted ten-year options to purchase 25,000 Common Shares. The agreement also provides exercisable in three equal annual installments. In the event that Mr. Fusfield's employment with the Company is terminated other than for cause, he would be entitled to receive his then base salary through the remainder of the term of the agreement, an amount equal to one-half his then base salary (the full base salary if the termination occurs on or after January 1, 2003), any bonus to which Mr. Fusfield would have been entitled for the year in which the termination occurred and health insurance benefits for one year. In the event that Mr. Fusfield's employment agreement is not renewed upon the termination thereof for a period of at least one year on terms no less favorable to him, he would be entitled to receive an amount equal to his then base salary.

In an event of a change of control of the Company, Mr. Fusfield would be entitled to terminate his employment with the Company and receive from the Company an amount equal to twice his base salary. For such purposes, a "change in control" has the same meaning as in Mr. Fluxman's employment agreement.

Sean C. Harrington. The Company has entered into a five-year employment agreement, effective January 1, 2002, with Sean C. Harrington, Managing Director of Elemis Limited, a United Kingdom subsidiary of the Company which arranges for the production, packaging and supplying of the Company's products ("Elemis"). The employment agreement provides for an annual base salary of $210,313 in 2002, and an annual base salary of not less than $232,396 each year thereafter. Mr. Harrington is also entitled to bonuses based on the attainment by the Company and/or Elemis of certain targeted earnings levels. In addition, Mr. Harrington receives from the Company payments into a pension plan maintained on his behalf in an amount up to five percent of his base salary. Mr. Harrington is paid in British Pounds. These U.S. Dollar amounts are based on the British Pound to the U.S. Dollar exchange rate on April 17, 2002.

In the event of the termination of Mr. Harrington other than for cause, Mr. Harrington would be entitled to receive an amount equal to the sum of his then base salary, a bonus to which he would have been otherwise entitled for the year during which such termination occurred, prorated to the date of such termination, an amount equal to the average of the bonuses received by Mr. Harrington during the preceeding three years and the continuation of health insurance benefits for one year.

Upon a change in control of the Company, Mr. Harrington may terminate his agreement and be entitled to receive (i) an amount equal to the greater of (A) his then base salary for the remainder of the term of the agreement and (B) twice his then base salary, (ii) any bonus to which Mr. Harrington would have been entitled for the year in which that termination occurred, prorated to the date of termination and (iii) for each year remaining in the term of the Agreement, an amount equal to the average of the bonuses paid to him during the three years preceding the termination. For such purposes, a "change in control" has the same meaning as described above for Mr. Warshaw.

Amanda Jane Francis. The Company has entered into five-year employment agreement, effective January 1, 2002, with Amanda Jane Francis, Senior Vice President -- Operations of Steiner Transocean Limited, a Bahamas subsidiary of the Company that conducts its shipboard operations ("Steiner Transocean"). That agreement provides for the payment of an annual base salary of not less than $175,000. In addition, Ms. Francis is entitled to receive a bonus of 50% of her then base salary based on the attainment of 75% of the targeted earnings of Steiner Transocean and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding its targeted earnings. In the event Ms. Francis' employment is terminated by the Company without cause, Ms. Francis is entitled to receive from the Company an amount equal to her base salary for six months as well as the bonus she would otherwise be entitled for the year during which such termination occurred, pro-rated to the date of termination.

Amended and Restated 1996 Share Option and Incentive Plan

Under the Option Plan, directors, officers and certain other employees of, and consultants to, the company may be granted a variety of long term incentives, including non-qualified share options, incentive share options, share appreciation rights, exercise payment rights, grants of restricted and unrestricted shares and performance share awards. The Option Plan is administered by the Compensation Committee of the board of directors. Under the Option Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash involved in each award, the time or times when any options will become exercisable and, subject to certain conditions, the price and duration of such options.

Except as may be required under any applicable regulatory rules, the board of directors has the right at any time to amend or discontinue the Option Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without the recipient's consent.

Options granted under the Option Plan may be made exercisable in specified installments. The term of any option may not exceed then years from the date of grant. Payment of the option price may be made by certified or bank cashier's check, by tender of Common Shares having a fair market value equal to the option exercise price or by any other means acceptable to the Compensation Committee.

The Option Plan provides that in the event of a change in control (which has a similar meaning as under the Directors' Plan, described above) of the Company, all share options granted under the Option Plan will automatically become fully exercisable. In addition, at any time, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards under the Option Plan to the extent it may deem appropriate.

A total of 5,000,000 Common Shares have been reserved for issuance under the Option Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Option Plan, after which awards may not be made thereunder, is August 15, 2006.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is composed of three outside directors: Messrs. Finkelstein, Mariner and Preston.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for approving the compensation of the Company's executive officers and for the setting of policies relating to that compensation.

Compensation Philosophy

The Compensation Committee believes that the Company's goal of maximizing shareholder value is dependent to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages, including competitive salaries. The Compensation Committee also believes that shareholder value is further enhanced by aligning the interests of its executive officers with the interests of its shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the Company's executive officers promote such an alignment of interests by offering (i) compensation in the form of bonuses tied to specified Company performance criteria or to be awarded based on other measures of individual or Company performance and (ii) the opportunity to receive Common Shares, or options to purchase Common Shares under the Option Plan.

Components of Compensation

The Company's compensation program for its executive officers is designed to attract, motivate, reward and retain personnel capable of making significant contributions to the long-term success of the Company. The program consists of four components -- salary, bonuses, awards under the Option Plan and various employee benefits (including automobile allowances as well as medical and life insurance and 401(k) plan benefits and analogous benefits to an executive officer outside the United States). The program places a significant percentage of the Company's most senior executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants and, accordingly, encouraging the building of shareholder value.

The compensation payable to the executive officers of the Company is based, generally, on the Company's employment agreements with its executive officers (collectively, the "Employment Agreements" and, individually, an "Employment Agreement"), which, with respect to the Named Executive Officers, are described above under "Executive Compensation -- Employment Agreements."

In determining amounts of compensation, the Compensation Committee has considered compensation practices of other publicly traded entities and the advice of independent compensation consultants. Those sources, as well as internally generated information, are evaluated by the Compensation Committee in establishing and approving executive compensation. The Compensation Committee strives to strike an appropriate balance between base salary (attracting and retaining qualified personnel), bonuses (rewarding achievement of short-term critical objectives) and option awards (directly aligning long term incentives with results for shareholders). The Compensation Committee believes that these three components help to maximize shareholder value by attracting qualified personnel to the Company, and motivating executive officers to achieve the short-term, and long-term goals of the Company.

Annual Base Salary. The employment agreements for all of the Named Executive Officers, other than Messrs. Warshaw, and Harrington reflect increases for 2001 from prior years in base salary and potential bonus payments. The increases were based on recommendations by the Chairman of the Board and the President and Chief Executive Officer, except for Mr. Fluxman's base salary, the recommendation for which was made by Mr. Warshaw. The Compensation Committee believed those increases to be appropriate in view of the Company's performance during 2000, the performance of the respective executive officers and the increased responsibilities of those officers as a result of the growth of the Company.

Annual Bonuses. For 2001, pursuant to their Employment Agreements, each of the Named Executive Officers received quarterly bonuses based on the Company's attainment of targeted levels of earnings of the Company, or a subsidiary of the Company, as the case may be, through the end of each quarter, which earnings levels were required to be approved by the Compensation Committee. The bonuses for these officers, range - from up to 15% to up to 100% of their respective base salaries, based on the performance of the Company and/or as the case may be, the subsidiary for which such executive officers perform services. For 2001, the targeted earnings represented an increase in earnings from the Company's earnings for 2000.

Long-Term Incentive Compensation. The Option Plan was adopted in November 1996, shortly before the Company's initial public offering. The Compensation Committee makes annual grants of share options under the Option Plan to executive officers (and other employees) in amounts based on the relative salaries (which the Compensation Committee believes correspond to the relative responsibilities) of such persons and with the intention of providing additional incentives directly linked to the performance of the Company. In addition, under the Option Plan, the Compensation Committee may award to executive officers and other employees of the Company other forms of long-term incentives upon such terms and conditions as the Compensation Committee may determine. In addition to his annual grant of options in 2001, Glenn Fusfield, the Company's Chief Operating Officer received an additional option grant in light of additional responsibilities assumed by Mr. Fusfield as a result of the Company's land-based spa acquisitions.

Compensation of the Chief Executive Officer. In connection with Mr. Fluxman becoming President and Chief Executive Officer of the Company, in December 2000 (effective January 1, 2001), Mr. Fluxman and the Company entered into the employment agreement described above. That agreement included increases in his base salary and potential bonuses as well as other increased benefits compared to his prior employment agreement. In addition, in connection with that employment agreement, Mr. Fluxman was awarded, in December 2000, ten-year options to purchase 387,860 of the Common Shares at a price of $13.69 per share. That award was in addition to the regular annual option award which Mr. Fluxman also received in December 2000, and was intended to increase Mr. Fluxman's ownership interest in the Company to correspond with his position and increased responsibilities as Chief Executive Officer.

As in the case of the other executive officers, Mr. Fluxman's bonuses are tied to the Company's performance. In 2001, for the first time, Mr. Fluxman did not receive the maximum aggregate bonus payable under his employment agreement. This is because the Company did not meet its targeted net earnings for the year as a result of the terrorist attacks of September 11, 2001 and the related negative effects on the travel and leisure industry. Reflecting the foregoing, in 2001, Mr. Fluxman received and an aggregate bonus of $195,000 out of a maximum possible aggregate bonus of $390,000.

Members of the Compensation Committee:

Charles D. Finkelstein
Jonathan D. Mariner, Chairman
Steven J. Preston

Performance Graph

The following graph compares the change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return (assuming reinvestment of dividends) of the Nasdaq Composite® (U.S. and Foreign) Index and the Dow Jones U.S. Recreational Products and Services ("DJRPS") Index for the period beginning December 31, 1996, and ending December 31, 2001. The Company has not paid dividends on its Common Shares. The graph assumes that $100.00 was invested on December 31, 1996 in the Common Shares at a per share price of $8.96 (which reflects adjustment for three-for-two splits of the common shares in 1997 and 1998), the closing price on that date, and in each of the comparative indices. The share price performance on the following graph is not necessarily indicative of future share price performance.

COMPARISON OF CUMULATIVE RETURN

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 17, 2002, regarding the beneficial ownership of the Common Shares (adjusted, where applicable, to reflect the 1997 and 1998 share splits) of (i) each director and each Named Executive Officer of the Company, (ii) directors and executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the Securities and Exchange Commission). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and Named Executive Officers of the Company is the address of the Company, Suite 104A, Saffrey Square, Nassau, The Bahamas. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)

Clive E. Warshaw	2,893,625(1)	17.8%
Leonard I. Fluxman	736,396(2)	4.4
Glenn Fusfield	8,334(3)
Sean C. Harrington	77,871(3)	*
Amanda Jane Francis	76,575(4)	*
Michele Steiner Warshaw	108,745(5)	*
Charles D. Finkelstein	14,776(6)	*
Jonathan D. Mariner	10,063(7)	*
Steven J. Preston	19,119(8)	*
Directors and executive officers as a group (12 persons)	4,204,656(9)	24.3
Capital Guardian Trust Company 1100 Santa Monica Blvd., Los Angeles, CA 90025	1,408,800(10)	8.8
Liberty Wagner Asset Management, L.P. Liberty Acorn Trust 227 W. Monroe Street, Ste. 3000, Chicago, IL 60606	1,214,900(11)	7.6
Lord, Abbett & Co. 90 Hudson Street, Jersey City, NJ 07302	1,119,060	7.0
Dalton, Greiner, Hartman, Maher & Co. 565 Fifth Ave., Ste. 2100, New York, NY 10017	1,078,279(12)	6.8
FMR Corp. 82 Devonshire St., Boston, MA 02109	1,010,000(13)	6.3

________________

   * Less than one percent
  Includes 303,365 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days from April 17, 2002 (hereinafter, "currently exercisable"). Excludes 108,745 shares owned by Michele Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.
  Includes 718,088 shares issuable upon exercise of currently exercisable options.
  Represents shares issuable upon exercise of currently exercisable options.
  Includes 65,465 shares issuable upon exercise of currently exercisable options.

  Represents shares issuable upon exercise of currently exercisable options. Excludes 2,893,625 shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

  Includes 14,626 shares issuable upon exercise of currently exercisable options.

  Includes 7,813 shares issuable upon exercise of currently exercisable options.

  Includes 3,563 shares issuable upon exercise of currently exercisable options and 15,000 shares owned by his wife.

  Includes 1,365,652 shares issuable upon exercise of currently exercisable options.

  According to a Schedule 13G filed by Capital Guardian Trust Company ("Capital Guardian") and Capital Group International, Inc., Capital Guardian has sole voting power with respect to 1,075,400 shares and sole dispositive power with respect to 1,408,800 shares.

  According to its Schedule 13G dated February 13, 2002 filed by Liberty Wagner Asset Management, L.P. ("WAM"), WAM Acquisition GP, Inc., the general partner of WAM and Liberty Acorn Trust ("Acorn"), (i) WAM has shared voting power with respect to 1,214,900 shares and (ii) Acorn has shared voting power and shared dispositive power with respect to 1,060,000 shares.

  According to a Schedule 13G dated January 28, 2002 filed by Dalton, Greiner, Hartman, Maher & Co. ("Dalton"), Dalton has sole voting power with respect to 1,005,079 shares and sole dispositive power with respect to 1,078,279 shares.

  According to a Schedule 13G dated February 14, 2002 filed by FMR Corp. ("FMR"), FMR has no voting power with respect to the shares and sole dispositive power with respect to the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2001, other than an inadvertent late filing of a Form 3 on behalf of Bruce Jordan, Senior Vice President and General Counsel of the Company.

CERTAIN TRANSACTIONS

United Kingdom Lease

Effective June 24, 2000, the Company's Elemis Limited subsidiary ("Elemis") entered into a 20-year lease with Harrow Weald Limited ("HWL") whereby Elemis leases approximately 13,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is owned by the children of Clive E. Warshaw, Chairman of the Board of the Company, and Michele Steiner Warshaw, the Executive Vice President of the Company's Cosmetics Limited subsidiary and a director of the Company. Mr. Warshaw and Ms. Warshaw are husband and wife. No rent is due during the first six months of the lease. For the following five years, the annual rental will be $114,400 and, for the remainder of the term, the annual rental will be $228,800 in each case based on the British Pounds to U.S. Dollar exchange rate in effect on April 17, 2001.

Arrangements with Neal R. Heller and Elizabeth S. Heller

In August 1999, the Company acquired one post-secondary school (comprised of four campuses) in Florida (the "Schools") from Florida College of Natural Health, Inc. (the "Seller") for approximately $7.9 million in cash and $1.0 million in Common Shares. The acquisition agreement also provided for the payment of additional amounts to the Seller based on the performance of the Schools in each of 1999, 2000 and 2001. Based on that performance, for 2001, the Company has paid $715,000 to the Seller.

Neal R. Heller and Elizabeth S. Heller, formerly husband and wife, each owns (and owned at the time of the acquisition) 34.5% of the issued and outstanding common stock of the Seller. As a result of the Company's acquisition of the Schools, Mr. Heller became the President and Chief Executive Officer of SEG and Ms. Heller became Vice President of FCNH, Inc., a wholly-owned subsidiary of SEG. The employment of Mr. Heller and Ms. Heller with these entities terminated as of March 31, 2001. Effective April 1, 2001, each of Mr. Heller and Ms. Heller entered into a two-year consulting agreement with the Company providing for annual payments of $75,000 and $130,000 to Mr. Heller and Ms. Heller, respectively.

Compensation of Robert Schaverien

Since November 1999, Robert Schaverien has been the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Mr. Schaverien is the son-in-law of Clive E. Warshaw and Michele Steiner Warshaw. Mr. Schaverien received salary of approximately $96,560, a bonus of $28,824 and other benefits with an aggregate value of approximately $10,325 in 2001. In November 2001, Mr. Schaverien was granted ten-year options to purchase 13,010 of the Common Shares at an exercise price of $18.15 per share and which vest equally over three years. For 2002, under a proposed employment agreement, Mr. Schaverien will receive a salary of approximately $105,876, plus a car allowance and certain other benefits with an aggregate value of approximately $22,420. In addition, he will be entitled to receive a bonus based on the budgeted targets of Training and the Company being met.

The compensation amounts for 2001 are based on the average British Pound to U.S. Dollar exchange rate for 2001. The compensation amounts for 2002 are based on the British Pound to U.S. Dollar exchange rate on April 17, 2001. The compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Compensation Committee.

Upon a change in control of the Company, Mr. Schaverien may terminate his agreement and be entitled to receive (i) an amount equal to the greater of (A) his then base salary for the remainder of the term and (B) twice the base salary in effect, (ii) any bonus to which Mr. Schaverien would have been entitled for the year in which that termination occurred, prorated to the date of termination, (iii) an amount equal to the average of the bonuses paid to him during the three years immediately preceding the termination, for each of the years in the remaining term of the agreement. For such purposes, a "change in control" has the same meaning as in the employment agreement for Mr. Warshaw, described above.

INDEPENDENT AUDITORS

Arthur Andersen LLP ("Andersen") served as the Company's independent auditors for the fiscal year ended December 31, 2001 (as well as for prior years). Andersen also is expected to be involved in the review of our financial statements for the first quarter of 2002. The Audit Committee, in its discretion, may recommend to the Board of Directors the appointment of different independent public accountants at any time during the year if the Audit Committee believes that a change would be in the best interest of our shareholders. Although members of the Audit

Committee have not reached a final decision regarding our independent auditors for the fiscal year ended December 31, 2002, they are considering engaging another independent accounting firm for reasons that are unrelated to Andersen's audit of our financial statements. For this reason we do not intend to ask shareholders to ratify the selection of an independent public accountant at the annual meeting. In the event the Board of Directors decide to change our independent auditors, we will promptly provide the disclosure required by the regulations of the Securities and Exchange Commission.

A representative of Andersen is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. In addition, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2003 annual meeting of shareholders must be received by the Company on or before December 31, 2002. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to the Corporate Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2003 annual meeting of shareholders (but not required to be included in our proxy statement) by March 16, 2003, or such proposal will be considered untimely under applicable Securities and Exchange Commission rules.

The Company's Articles provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 7, 2003 and March 24, 2003. If the annual meeting is to be held more than 30 days before, or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the 10th day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefore, (ii) the shareholder's name and address, as appearing in the Company's books, (iii) the number of shares beneficially owned by the shareholder and the names of any other beneficial owners of such shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

ANNUAL REPORT

A copy of the Company's 2001 Annual Report to Shareholders (consisting primarily of the Company's annual report on Form 10-K, without exhibits, for fiscal year 2001) is being mailed with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. Additional copies of the Annual Report or Form 10-K may be obtained, without charge, by any shareholder by writing or calling Carl S. St. Philip, Jr., Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, telephone (305) 358-9002.

By Order of the Board of Directors Carl S. St. Philip, Jr. Secretary

April 30, 2002